Exhibit 10.4

            Driven by science. Focused on life.

September 30, 2015

HAND DELIVERY

Dear Mohammad,

I am pleased to offer you the role as Interim Chief Medical Officer. Your role and duties will commence on Thursday October 1, 2015 and extend through March 31, 2016. During this period you will report to me. You and I will meet regularly to discuss and plan your priorities and goals during this period.

To recognize and compensate you for assuming these additional responsibilities, Medivation will provide you with the following compensation for the duration of the interim role period:

***In addition to your regular base pay you will receive an additional $4,400 per month ($2,200 per pay period) in cash compensation. This is a total of an additional $26,400 for the six month period.

***You will also be eligible to receive, at my discretion if goals are met, an additional $26,000 in the form of a lump sum payment. This payment will be made, if earned, at the conclusion of the interim role period. This payment is in additional to your Discretionary Target Bonus that is normally paid, if earned on March 15, 2016.

In further recognition of your contributions and leadership during this period the Board of Directors has approved that on September 30 you will be granted an option to purchase 2380 shares of Medivation common stock and 1190 (RSUs) restricted stock units. The stock options will be granted with an exercise price equal to the fair market value of Medivation’s common stock on the date the option is granted (as determined in accordance with Medivation’s Stock Option and RSU Grant Date and Vesting Policy).

The stock options and restricted stock units will vest on a four and three year schedule respectively (as determined in accordance with Medivation’s Stock Option and RSU Grant Date and Vesting Policy) and will be subject to accelerated vesting upon a change of control of Medivation, as provided in the 2004 Equity Incentive Award Plan (the “Plan”). Except as set forth in this letter, the terms of your stock options and restricted stock units are governed in all other respects by the terms of the Plan, stock option agreement and restricted stock unit agreement.

Mohammad, I am enthusiastic about the opportunity to work with you more closely in this interim role.

Sincerely,

/s/ David T. Hung
David T. Hung MD

President and Chief Executive Officer